GIBRALTAR INDUSTRIES, INC.
2018 EQUITY INCENTIVE PLAN
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Award of Performance Units
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THIS AWARD is made to William T. Bosway (the “Recipient”) as of this 2nd day of March, 2020.
Recitals:

Effective as of May 4, 2018, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2018 Equity Incentive Plan (the “Plan”).

An Award to the Recipient of Twelve Thousand (12,000) Performance Units has been approved by the Committee as provided for by the Plan. These Performance Units will, except as otherwise provided by this Award upon the occurrence of a Change in Control, be converted to Shares and issued to the Recipient provided that the Company achieves certain Performance Goals established by the Committee. The actual number of Shares which the Recipient shall be entitled to receive may be increased, depending on the degree to which the Company achieves a level of performance which exceeds the minimum level of performance established by the Committee to be entitled to receive an award of Shares; provided that the number of Shares which may be issued to the Recipient shall not under any circumstances exceed Twenty Four Thousand (24,000) Shares. In addition, if the Company fails to achieve the minimum level of performance established by the Committee to be entitled to receive an award of Shares, the Recipient shall not be entitled to the issuance of any Shares whatsoever with respect to this Award.

The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.

The Award of Performance Units to the Recipient on the terms and conditions contained in this instrument has been approved according to the terms of the Plan.

Grant of Award:

NOW, THEREFORE, the Company hereby grants an Award of Performance Units to the Recipient on the following terms and conditions:

1.Award of Performance Units. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of Twelve Thousand (12,000) Performance Units (hereinafter the “Targeted Performance Unit Award”). The number of Shares which the Recipient shall be entitled to receive may be increased depending on the degree to which the Company achieves a level of performance which exceeds the minimum level of performance established by the Committee to be entitled to receive an award of Shares (such minimum level of performance being hereinafter the “Threshold Performance Level”). In addition, if the Company fails to achieve the Threshold Performance Level, the Recipient shall not be entitled to the issuance of any Shares whatsoever with respect to this Award. Provided that the Recipient satisfies the terms and conditions set forth in this Instrument, the Performance Units awarded to the Recipient will be converted to Shares and issued to the Recipient as provided for in this Instrument. Any reference in this Instrument to Performance Units shall be deemed to refer only to the Performance Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Performance Units and any additional

Performance Units credited to the Recipient with respect to the Performance Units referred to above pursuant to the anti-dilution provisions of the Plan.

2.Restriction on Transfer. The Performance Units issued pursuant to this Award shall be subject to the Restrictions on transfer set forth in Section 8.01 of the Plan.

3.Performance Period and Performance Goals.
Except as otherwise provided by Section 4(b) and Section 8 below, the Performance Period for the Performance Units contained in this Award shall be the period beginning March 2, 2020 and ending March 1, 2023. The Performance Goal which shall be in effect for the Performance Period shall be the achievement by the Company of a total shareholder return for the Performance Period (hereinafter the “Company’s TSR”), which Company’s TSR, when compared to the total shareholder return for the Performance Period of each of the companies which, as of the last day of the Performance Period, is included within the S & P Small Cap 600 Industrial Sector Index (all such companies being hereinafter the “S & P Small Cap Industrial Sector Companies”), will rank the Company’s TSR at the fifty fifth (55th) percentile within the range of the total shareholder returns of each of the companies contained in the S & P Small Cap Industrial Sector Companies (the range of the total shareholder returns of each of the companies contained in the S & P Small Cap Industrial Sector Companies being hereinafter the “Index Companies’ TSR”). The Company’s TSR shall be equal to a fraction, the numerator of which is equal to: (a) the sum of: (i) an amount equal to the closing price of one share of the Company’s Common Stock on the last Business Day (as defined below) of the Performance Period, as reported by the NASDAQ Stock Market; and (ii) the amount of the dividends, if any, paid on one (1) share of the Company’s Common Stock during the Performance Period; minus (b) an amount equal to the closing price of one share of the Company’s Common Stock on the Business Day ending immediately prior to the first day of the Performance Period as reported by the NASDAQ Stock Market, adjusted, if applicable, to reflect any stock splits or stock dividends made by the Company during the Performance Period, and the denominator of which is an amount equal to the closing price of one share of the Company’s Common Stock on the Business Day ending immediately prior to the first day of the Performance Period as reported by the NASDAQ Stock Market, adjusted, if applicable, to reflect any stock splits or stock dividends made by the Company during the Performance Period. The ranking of the Company’s TSR as a percentile of the Index Companies’ TSR shall be established by the Committee in consultation with the Committee’s compensation consultants as soon as practicable following the end of the Performance Period or such earlier period as may be required by this Award. For purposes of this Instrument, the term “Business Day” means each day on which stock exchanges in the United States are open for trading.

(b)    Issuance of Shares to Recipient. If, prior to March 1, 2023 (hereinafter the “Vesting Date”), there has not been a Change in Control and the Recipient is still in the employment of the Company on the Vesting Date, the Company shall, on March 24, 2023, issue Shares to the Recipient equal in number to the number as determined pursuant to Section 7(a) hereof.

4.Issuances of Shares Upon Certain Terminations of Employment.
(a)Notwithstanding any provisions of Section 6.10 of the Plan to the contrary and subject, in all cases, to the provisions of the Omnibus Code Section 409A Compliance Policy adopted by the Company effective January 1, 2009:
(i) if: (A) prior to the Vesting Date, there has not been a Change in Control which has resulted in the issuance of Shares of Common Stock to the Recipient pursuant to Section 8 hereof; and (B) the Recipient’s employment with the Company has been terminated prior to the later of end of the Performance Period and the first anniversary of the date the Award is made to the Recipient: (I) by the Company “without cause” (as defined in Section 4(b) below); or (II) by the Recipient for a “Good Reason” (as defined in Section 4(c) below); then (C) provided that the Recipient executes and delivers to the Company a waiver and release as required by Section 4(d) below and does not revoke such waiver and release as permitted by the terms of such waiver and release, on the first day that employees who are employed at the Company’s corporate headquarters are paid a regular installment of their base pay (such date being a “Pay Date”) which occurs on the later of: (I) the end of the six (6) month period following the effective date of the termination of the Recipient’s employment; and (II) the last day of the Performance Period, the Company shall issue to the Recipient, Shares of Common Stock, equal in number to  the number of Performance Units (and related Dividend Equivalent Units) which are deemed to have been earned by the Recipient (as determined pursuant to Section 6 based on the Company’s TSR as compared to the Index Companies’ TSR, determined as of the date on which the termination of the Recipient’s employment becomes effective; and
(ii)if, prior to the Vesting Date, the Recipient’s employment with the Company is terminated as a result of his death or his suffering of a Disability, the Performance Period shall end on the date that the Recipient’s employment with the Company is terminated and the Company shall, no later than thirty (30) days following the earlier of: (i) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (ii) the date of the Recipient’s death, issue Shares to the Recipient (or, in the case of the Recipient’s death, to the personal representative of the Recipient’s estate), which Shares shall be equal in number to the number as determined pursuant to Section 6(b) hereof.
(b)For purposes of this Award, the Recipient’s employment shall be deemed to be terminated “without cause” if the Company terminates the Recipient’s employment for any reason other than a determination by the Board that the Recipient has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business; provided that, the Recipient shall not, under any circumstances, be deemed to have engaged in egregious acts or omissions if: (i) the acts or omissions have been committed or omitted by the Recipient in connection with the implementation of policies or procedures or strategic initiatives which have been disclosed to or directed by the Board; and (ii) in the case of policies or procedures or strategic initiatives which have been disclosed to the Board, the Board has not objected to the Recipient’s implementation of any such policies, procedures or strategic initiatives. For the avoidance of doubt, upon a determination by the Board that the Recipient has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business, the Company may terminate the Recipient’s employment without providing thirty (30) days advance written notice to the Recipient, and, for the further avoidance of doubt, a termination of the Recipient’s employment which is based upon a violation by the Recipient of the Company’s policy against sexual harassment shall not be deemed to be a termination “without cause”.
(c)For purposes of this Award, the Company shall be deemed to be for a “Good Reason” if: (i) (A) the Recipient’s base salary and/or annual or long term cash or equity based bonus opportunity as a percentage of his base salary is reduced or any other material compensation or benefit arrangement for the Recipient is reduced (and such reduction in the Recipient’s base salary, annual or long term cash or equity based bonus opportunity or other material compensation or benefit arrangement is not made in accordance with a reduction in the base salaries, bonus opportunity or other material compensation payable to a majority of the other executive officers of the Company); or

(B)the Recipient’s duties or responsibilities are changed in a manner with the result that the Recipient’s new duties and responsibilities are: (I) materially greater than the Recipient’s duties and responsibilities immediately prior to such change and such change in the Recipient’s duties and responsibilities is not accompanied by a mutually agreeable increase in compensation, including base salary and annual and long term cash and equity incentive compensation opportunities; or (II) decreased or otherwise limited so as to be inconsistent with the Recipient’s position (including status, offices, title and reporting requirements) immediately prior to the change in the Recipient’s duties; or

(C)the Recipient’s authority is: (I) materially increased, without the Recipient’s consent and without a mutually agreeable increase in compensation, including base salary and annual and long-term cash and equity incentive compensation opportunities, of the Recipient; or (II) reduced or otherwise limited, in each case so as to be inconsistent with the authority which accompanied the Recipient’s position immediately prior to the change in the Recipient’s authority; and

(ii)     (A) the Recipient, no later than thirty (30) days following the occurrence of any of the events described above in Section 4(c)(i) provides written notice to the Company that the Recipient intends to terminate his employment with the Company for a “Good Reason” if the Company does not, within thirty (30) days following the delivery of such written notice to the Company, eliminate the condition (described in Section 4(c)(i)) which would otherwise permit the Recipient to terminate his employment with the Company for a Good Reason; and (B) the Company does not, within thirty (30) days following the receipt by the Company of the written notice described in this Section 4(c)(ii), eliminate the condition (described in Section 4(c)(i)(A), (B) or (C)) which would otherwise permit the Recipient to terminate his employment with the Company for a Good Reason.

(d)     For purposes of Section 4(a)(i) above, the Recipient shall, as a condition to being entitled to receive an issuance of Shares in the event that the Recipient’s employment is terminated by the Company “without cause” as defined in Section 4(b) or by the Recipient for a “Good Reason” as defined in Section 4(c), the Recipient shall be required to execute and deliver to the Company, a waiver and release, in the standard form used by the Company, within forty-five (45) days following the date the Company delivers such waiver and release to the Recipient.

5.    Forfeiture of Performance Units Upon Certain Termination of Employment.
If: (a) prior to the Vesting Date, there has not been a Change in Control; and (b) prior to the end of the Performance Period, the Recipient’s employment with the Company has been terminated other than: (i) by the Company, without “Cause” as “Cause” is defined in the Severance Agreement; (ii) by the Recipient for a “Good Reason” as “Good Reason” is defined in Section 4(c) above; or (iii) due to the Recipient’s death or his suffering of a Disability; then (c) the Recipient shall forfeit his right to receive any Shares with respect to any Performance Units awarded pursuant to the terms of this Instrument and the Company shall have no obligation to issue any Shares to the Recipient with respect to such Performance Units.

6.     Shares Earned.
(a)     The Committee shall determine the number of Shares to be issued to the Recipient with respect to the Performance Units awarded pursuant to this Instrument as soon as practicable following the end of the Performance Period. To determine the number of Shares which shall be issued to the Recipient, the Committee, in consultation with its compensation consultants, shall determine the ranking of the Company’s TSR for the Performance Period as compared to the Index Companies’ TSR. Notwithstanding anything to the contrary contained in this Section 6(a) or Section 6(b) below, in no event shall any Shares be awarded to the Recipient, if the Company’s TSR for the Performance Period is a negative percentage. If the Company’s TSR for the Performance Period ranks at a level which is less than the fortieth (40th) percentile of the Index Companies’ TSR, the number of Shares to be issued to the Recipient shall be zero (0) Shares. If the Company’s TSR for the Performance Period ranks at a level which is equal to the fortieth (40th) percentile of the Index Companies’ TSR, the number of Shares to be issued to the Recipient shall be Six Thousand (6,000) Shares. In addition, for each one (1) percentile increase in the ranking of the Company’s TSR for the Performance Period over the fortieth (40th) percentile of the Index Companies’ TSR up to the fifty-fifth (55th) percentile of the Index Companies’ TSR (hereinafter the “Targeted TSR”), the Recipient shall be issued an additional Four Hundred (400) Shares. If the Company’s TSR for the Performance Period ranks at a level which is equal to the Targeted TSR, the number of Shares to be issued to the Recipient shall be Twelve Thousand (12,000) Shares. In addition, for each one (1) percentile increase in the ranking of the Company’s TSR for the Performance Period over the Targeted TSR up to the seventy-fifth (75th) percentile of the Index Companies’ TSR, the Recipient shall be issued an additional Six Hundred (600) Shares; provided that, in no event shall the total number of Shares which are to be issued to the Recipient pursuant to this Award exceed Twenty Four Thousand (24,000) Shares (except that such number of Shares may be increased to reflect the anti-dilution adjustments contemplated by Section 3.01 of the Plan). For the avoidance of doubt, to the extent that the amount by which the ranking of the Company’s TSR for the Performance Period is not a whole integer percentage of the Index Companies’ TSR, the number of Shares to be issued to the Recipient with respect to any such fractional percentage shall be pro-rated based on the Recipient’s right to receive Four Hundred (400) Shares for each one (1) percentile increase in the ranking of the Company’s TSR between the fortieth (40th) percentile and the Targeted TSR and, to the extent the Company’s TSR exceeds the Targeted TSR, the number of shares to be issued to the Recipient with respect to any fractional percentage shall be based on the Recipient’s right to receive Six Hundred (600) Shares for each one (1) percentile in the ranking of the Company’s TSR in excess of the Targeted TSR. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 6(a), any fractional Shares which might result from any calculation made pursuant to this Section 6(a) shall disappear and be absorbed into the next lowest number of whole Shares and the Company shall not be liable for any payment for such fractional share interest to the Recipient.

(d)     In the event that the Recipient’s employment with the Company is terminated before the Vesting Date as a result of his death or his Disability, the number of Shares which shall be issued to the Recipient shall be equal to: (i) the number of Shares which would be issued to the Recipient as determined pursuant to Section 6(a) above based on the ranking of the Company’s TSR determined as of the date on which the Recipient’s employment with the Company is terminated compared to the Index Companies’ TSR for the same Performance Period ending as of the date the Recipient’s employment with the Company is terminated; multiplied by a fraction, the numerator of which is equal to the total number of full and partial calendar months which have elapsed from the beginning of the Performance Period to the date on which the Recipient’s employment with the Company is terminated and the denominator of which is thirty six (36).

7.     Settlement of Award Upon a Change in Control. If a Change in Control occurs and, in connection with the Change in Control, the Acquiror (as defined in the Plan) does not either: (a) expressly assume, in writing, the obligations of the Company under the terms of this Award; or (b) issue to the Recipient a substitute award which is based on the Acquiror’s stock and is substantially equivalent to the terms of this Award, both from an economic perspective as well as from the perspective of the Recipient’s rights to issuance of Shares of Common Stock (or stock of the Acquiror) upon terminations of employment due to death or Disability; then (c)(i) notwithstanding the foregoing provisions of this Award, the Performance Period shall be deemed to expire on the date the Change in Control occurs; and (ii) on the date the Change in Control occurs the Recipient shall be paid, in one lump sum payment in cash or immediately available funds, less applicable withholding taxes, an amount equal to: (A) Twelve Thousand (12,000); multiplied by (B) the Fair Market Value of one Share of Common Stock, determined as of the date the Change in Control occurs. Notwithstanding the foregoing, if any Shares of Common Stock have been issued to the Recipient under the terms of Section 4 above and following the date of any such issuance, a Change in Control occurs, the Recipient shall not be entitled to any additional payment with respect to the

Performance Units awarded to the Recipient pursuant to the terms of this Award as a result of the occurrence of the Change in Control.

8.    Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.

9.     Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

If to the Company:

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary

If to the Recipient:

William T. Bosway
___________________
___________________

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

10.     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.
GIBRALTAR INDUSTRIES, INC.

By:_/s/ Cherri L. Syvrud______________